Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

June 5, 2012

This Severance Agreement and Release of Claims (this “Agreement”) is made and entered into by Ana I. Stancic for herself and her attorneys, heirs, dependents, beneficiaries, executors, administrators, successors, and assigns (hereinafter referred to as “you”), and Enzon Pharmaceuticals, Inc., (hereinafter the “Company”).

1.            You acknowledge that your employment with the Company and any subsidiary terminated effective as of the close of business on May 16, 2012 (the “Separation Date”). You acknowledge that you are removed, effective on the Separation Date, from your positions as Principal Executive Officer, Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company, as well as any other positions that you may hold with the Company or any of its subsidiaries, and you shall promptly take all further actions as may be reasonably requested by the Company to confirm such removals. You agree that, subject to your business and personal schedules, you will, to the extent reasonably requested by the Company, cooperate in ensuring an orderly transition of your duties and responsibilities, including making yourself reasonably available to consult with the Company regarding matters of which you have been involved or have knowledge. Regardless of whether you sign this Agreement, you will receive your regular salary through the Separation Date, any earned and unused compensated time off, and any reimbursements for business-related expenses previously submitted by you in accordance with the Company’s policies. Your medical insurance coverage under the Company’s health care plan will end on May 31, 2012. After that date, you may be eligible to elect to participate in Company’s group health plans as offered to active employees under the provisions of COBRA. COBRA information will be sent to you by CIGNA, our third party administrator.

2.            You will be paid the severance benefits you are entitled to pursuant to Section 2A of the Amended and Restated General Severance Agreement dated as of November 22, 2011 by and between you and the Company, (the “Severance Agreement”). As required by Section 6 of the Severance Agreement, you will not be entitled to realize or receive any such severance benefits unless you have executed (and not revoked) this Agreement, which constitutes the release of the Company contemplated by Section 6 of the Severance Agreement, in accordance with Section 14 of this Agreement. The severance benefits payable to you in accordance with Section 2A of the Severance Agreement are as follows:

a.	You will receive a cash lump sum severance in the amount of $771,200, which equals one (1) times the sum of the following: (i) your current Base Salary and (ii) your Target Bonus (60% of your Base Salary) for the current fiscal year. This amount will be paid to you as soon as practicable after the Separation Date but in no event later than seventy-five (75) days following the Separation Date.

b.	You will receive a cash lump sum in the amount of $108,450, which equals the pro-rated portion of your Target Bonus (60% of your Base Salary), based on the period worked in 2012, which would have been payable for fiscal year 2012 had you remained employed by the Company. This amount will be paid to you as soon as practicable after the Separation Date but in no event later than seventy-five (75) days following the Separation Date.

c.	If you timely and validly elect COBRA group health continuation coverage, the Company will reimburse you for the total applicable premium cost for medical and dental continuation coverage for you and your family for a period of twelve (12) months commencing on the Separation Date, provided that the Company shall have no obligation to reimburse you for the premium cost of such continuation coverage as of the date you and your family members become eligible to obtain comparable benefits from a subsequent employer. Should you become eligible to obtain such coverage, it is your obligation to immediately notify the Company.

d.	The Company shall provide you with outplacement assistance for a period of up to six (6) months from the effective date of this Agreement through a provider selected by the Company, at a cost not to exceed $7,600.

1

e.	You shall be under no obligation to seek other employment and, except as provided in Section 2c above, there shall be no offset against amounts due to you on account of any remuneration or benefits provided by any subsequent employment you may obtain.

3.            All benefits of any kind, other than as expressly provided in this Agreement, will cease as of the Separation Date. Vesting or forfeiture of stock options and/or restricted stock units, if any, will be in accordance with the terms of the applicable plan and award agreements. You shall be vested in your 401(k) account to the extent provided under the terms of the Company’s 401(k) plan.

4.            You agree not to engage in any conduct, or make any statements or representations that disparage, demean or impugn the Company or any of its subsidiaries or affiliates or any of their respective officers, directors, employees, successors, products or services. The Company agrees that it shall not, and it shall cause each director of the Company, not to, engage in any conduct, or make any statements or representations that disparage, demean or impugn you or your reputation. You and the Company each agree that this Agreement shall not be construed as an admission of wrongdoing by the Company or you, and that the Company and you each expressly denies such wrongdoing. Nothing herein shall restrict any party from making truthful statements in good faith that (i) are required by applicable law, legal process or by order of a court of competent jurisdiction, (ii) are necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (iii) are in response to incorrect, disparaging, demeaning or impugning statements to the extent reasonably necessary to correct or refute such statement.

5.            You agree that, after the Separation Date, you remain bound by and will continue to comply with the terms of the Employee Confidentiality Agreement that you signed, according to its terms.

6.            You agree that, unless publicly disclosed by the Company or otherwise required by applicable law or by order of any court of competent jurisdiction, you have kept and will keep the terms and conditions of this Agreement, including without limitation the amount of consideration paid here under, strictly confidential and you agree not to reveal, publish, communicate, or otherwise disseminate this information to any person or entity not a party hereto. Notwithstanding the foregoing, you may disclose the terms of this Agreement to your spouse and attorney or other professional advisor as necessary for the purposes of obtaining legal, tax or financial advice, or as otherwise required by law, so long as such persons agree to maintain the confidentiality of the information.

7.            In consideration of the benefits you will receive under this Agreement and in accordance with the terms of the Severance Agreement, you hereby release and discharge the Company, any parent, subsidiary, affiliate, successor, predecessor, or otherwise related companies, and the past, present and future employees, officers, directors, shareholders, representatives, agents, attorneys, assigns, insurers and employee benefit programs of any of them (the “Company Releasees”), from any and all claims, demands and/or causes of action, known and unknown, which you may have or could claim to have against the Company Releasees up to and including the date of signing this Agreement, provided, however, that your release and discharge of the Company’s employees, officers, directors, shareholders, representatives, agents, attorneys, assigns and insurers shall be only in their capacities as such. This general release includes, but is not limited to, all claims arising from or during your employment or as a result of the end of your employment and all claims arising under federal, state or local laws prohibiting employment discrimination and/or harassment based upon age, race, sex, religion, handicap, national origin, sexual orientation, veteran status, or any other protected characteristic, including but not limited to any and all claims arising under Title VII of the Civil Rights Act of 1964 and 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Family and Medical Leave Act, the Fair Labor Standard Act, the Sarbanes-Oxley Act, the Health Insurance Portability and Accountability Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, New Jersey Paid Leave Insurance Act, any applicable state wage and hour laws, and/or any other state, federal, or municipal employment discrimination statutes (including but not limited to claims based on age, sex, attainment of benefit plan rights, race, national origin, religion, handicap, sexual orientation, sexual harassment, marital status, retaliation, and veteran status), and/or any other federal, state, or local statute, law, ordinance, or regulation and/or pursuant to any other theory whatsoever, including but not limited to claims related to breach of implied or express employment contracts, breach of the implied covenant of good faith and fair dealing, defamation, wrongful discharge, constructive discharge, negligence of any kind, intentional infliction of emotional distress, whistle-blowing, estoppel or detrimental reliance, public policy, constitutional or tort claims, violation of the penal statutes and common law claims, or pursuant to any other theory or claim whatsoever, arising out of or related to employment with the Company and/or any other occurrence from the beginning of time to the date of this Agreement, whether presently asserted or otherwise.

2

This Agreement specifically includes any and all claims, demands, obligations, and/or causes of action for damages or penalties relating to or in any way connected with the matters referred to herein, whether or not now known or suspected to exist, and whether or not specifically or particularly described or referred to herein. You expressly waive any right or claim of right to assert hereafter that any claim, demand, obligation, damage, liability and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Agreement. You represent that you have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim, known or unknown to exist, or any portion thereof or interest therein, which such person has or may have had against any Company Releasee.

This Agreement and release does not, however, require you to waive the right to file a charge with or participate before the Equal Employment Opportunity Commission, provided, however, that you give up the right to recover damages and attorneys’ fees from such a proceeding. Nor does this Agreement and release (i) require you to waive vested rights, if any, to pension, retiree, health or similar benefits under the Company’s existing plans, (ii) affect your right to enforce this Agreement, (iii) affect any right or claim that arises after the date of this Agreement, (iv) affect your eligibility for indemnification in accordance with applicable laws or the certificate of incorporation and by-laws of the Company, or any applicable insurance policy, with respect to any liability you incur or incurred as an employee or officer of the Company, or (v) affect any right you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you and the Company are jointly liable.

Unless otherwise prohibited by law, you agree that should you file a lawsuit in court which is found to be barred in whole or part by this Agreement, you will pay the legal fees incurred by the Company in defending those claims found to be barred, and you shall be subject to such other rights and remedies as the Company may have. In signing this Agreement, you acknowledge and intend that it shall be effective as a bar to each and every one of the claims hereinabove mentioned or implied. You acknowledge and agree that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to make the payments hereunder. You further agree that in the event you should bring a claim seeking damages against any of the Company Releasees, or in the event you should seek to recover against any of the Company Releasees in any claim brought by a governmental agency on your behalf, this Agreement shall serve as a complete defense to such claims.

8.            The Company represents and warrants that as of the date of this Agreement the Board of Directors of the Company is not aware of any claims, demands and/or causes of action that the Company may have against you.

9.            As a material condition of this Agreement, you further represent and warrant that you have transferred, or will transfer before execution of this Agreement, to the Company all property and information of the Company which came into your possession or was developed by you in the course of your employment with the Company, including but not limited to project files, keys, reports, customer lists, computers, facsimile machines, furniture, office supplies, pagers, and printers. You further represent and warrant that you have retained no copies of any such materials or other items; and further, if you should discover that any such materials or other items, or copies thereof, are in your possession or control, you will promptly return them to the Company without disclosure to others. Anything to the contrary notwithstanding, you shall be entitled to retain (i) papers and other materials which are solely of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and phone books, (ii) information showing your compensation or relating to reimbursement of expenses, (iii) information that you reasonably believe may be needed for personal tax purposes, and (iv) copies of plans, programs and agreements relating to your employment, or termination thereof, with the Company.

10.          Except as provided herein, you acknowledge that the Company has paid all sums owed to you, including but not limited to all salary, bonuses, commissions, business expenses, allowances, vacation pay and other benefits and perquisites as a result of your employment with the Company and/or the termination of that employment.

11.          All amounts payable under this Agreement shall be subject to withholding by the Company for all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

3

12.          This Agreement (a) supersedes any prior understanding, agreement, practice or contract, oral or written, between you and Company relating to your employment or compensation, other than Sections 2 (it being understood that any payments that may be required to be made under such Section 2 shall be in lieu of, not in addition to, the amounts set forth in Section 2 of this Agreement), 4, 5, 6, 7A and 8 of the Severance Agreement; (b) may be modified only by a writing signed by both parties; (c) is not assignable or transferable by you; and (d) will be interpreted, enforced and governed by the substantive law of the State of New Jersey. Notwithstanding the foregoing, the parties acknowledge and agree that the Employee Confidentiality Agreement that you signed shall remain in full force and effect according to its terms.

13.          In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect in any manner whatsoever any other provision of this Agreement (which provisions shall remain in full force and effect) and a court of competent jurisdiction shall, at the Company’s request, reform any invalid or unenforceable provision to include only such duration, area, scope of activity and other restrictions as such court shall determine to be necessary to make such provision valid, legal and enforceable.

14.          By signing below you agree to be legally bound by the terms of this Agreement and acknowledge that you have carefully read and completely understand the terms of this Agreement and are signing it knowingly, voluntarily and without duress, coercion or undue influence. You further agree that this Agreement contains the entire Agreement between you and the Company. You are advised to consult with an attorney before signing this Agreement. You have until twenty-one (21) days from the date of this Agreement to consider this document. If you have not returned a signed copy of this Agreement by that time, the Company will assume that you have elected not to sign it and the offer will be considered withdrawn. If you choose to accept the terms of this Agreement by signing below, you will have an additional seven (7) days following the date of your signature to revoke the Agreement in writing to the Company directed to Andrew Rackear at 20 Kingsbridge Road, Piscataway, New Jersey 08854 and the Agreement shall not become effective or enforceable until the revocation period has expired.

15.          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

Acknowledged and agreed to		ENZON PHARMACEUTICALS, INC.

/s/Ana I. Stancic		By:	/s/Andrew Rackear

Ana I. Stancic		Vice President and General Counsel

Dated:	June 7, 2012	Dated:	June 11, 2012

4